Exhibit 99.1

Allakos Announces Multiple Presentations Related to Eosinophil and Mast Cell-Driven Diseases
at the American College of Gastroenterology 2021 Annual Scientific Meeting

REDWOOD CITY, Calif., October 24, 2021 (GLOBE NEWSWIRE) -- Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing lirentelimab (AK002) for the treatment of eosinophil and mast cell related diseases, today announced the acceptance of six poster presentations at the upcoming American College of Gastroenterology (ACG) Annual Scientific Meeting.

The presentations will take place during the ACG Annual Meeting being held in Las Vegas, Nev. and virtually Oct 22 to 27, 2021. Access to all accepted ePosters and ePresentations will be available on the ACG program website and in the October online supplement to the American Journal of Gastroenterology.

EG and/or EoD Prevalence Data Presentations:

Title (Presenter):

Endoscopy and Systematic Biopsy of Patients With Moderate-Severe Unexplained Gastrointestinal Symptoms Compared With Healthy Controls: High Discovery Rate of Eosinophilic Gastritis and/or Eosinophilic Duodenitis (Nicholas Talley, MD, PhD)

Session (#, Time):	Poster Session: Stomach (FP0999/S1405, Oct 24, 5:15-6:30pm PDT)
Title (Presenter):	Patients With Eosinophilic Esophagitis and Gastrointestinal Symptoms May Have Eosinophilic Gastritis and/or Duodenitis, Not Associated With Peak Esophageal Eosinophil Count (Kathryn Peterson, MD)
Session (#, Time):	Poster Session: Esophagus (P0306/S376, Oct 24, 5:15-6:30pm PDT)

Lirentelimab (AK002) Presentations:

Title (Presenter):	Safety and Efficacy of Long-Term Treatment With Lirentelimab, a Monoclonal Antibody Against Siglec-8, in Patients With Eosinophilic Gastritis and/or Duodenitis (Joseph Murray, MD)
Session (#, Time):	Poster Session: Stomach (P2033/S1421, Oct 25, 1:00-2:15pm PDT)
Title (Presenter):	Similar Efficacy of Lirentelimab in Patients With New vs Prior Diagnoses of Eosinophilic Gastritis and/or Duodenitis in a Randomized Trial (Kathryn Peterson, MD)
Session (#, Time):	Poster Session: Stomach (P2043/S1431, Oct 25, 1:00-2:15pm PDT)

Diagnosis of EG and/or EoD Presentations:

Title (Presenter):	Systematic Collection of Biopsies and Quantification of Eosinophils in Multiple High-Power Fields is Required for Diagnosis of Eosinophilic Gastritis and/or Duodenitis (Kevin Turner, MD)
Session (#, Time):	Poster Session: Stomach (P3085/S1453, Oct 26, 1:00-2:15pm PDT)
Title (Presenter):	General Pathologists Do Not Routinely Evaluate Gastric or Duodenal Eosinophilia (Robert Genta, MD)
Session (#, Time):	Poster Session: Functional Bowel Disease (P1445/S524, Oct 25, 1:00-2:15pm PDT)

Following the presentations, the posters and slides will be available on the Allakos website.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, lirentelimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Lirentelimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. For more information, please visit the Company's website at www.allakos.com.

Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President & COO

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com